                                             EXHIBIT C.5.b






             THIRTEENTH SUPPLEMENTAL LOAN AGREEMENT

                            Between

                   BUSINESS FINANCE AUTHORITY
                 OF THE STATE OF NEW HAMPSHIRE

                              and

                   NEW ENGLAND POWER COMPANY

                   Dated as of August 1, 1998


            Supplementing the Loan Agreement between
              The Industrial Development Authority
               of the State of New Hampshire and
                   New England Power Company
                 dated as of November 15, 1983,
                  as Heretofore Amended by a
               First Supplemental Loan Agreement
                  dated as of April 1, 1986, a
              Second Supplemental Loan Agreement
                 dated as of August 1, 1988, a
               Third Supplemental Loan Agreement
                  dated as of April 1, 1989, a
               Fourth Supplemental Loan Agreement
                dated as of November 1, 1990, a
               Fifth Supplemental Loan Agreement
                  dated as of June 15, 1991, a
               Sixth Supplemental Loan Agreement
                 dated as of January 1, 1993, a
              Seventh Supplemental Loan Agreement
                dated as of October 1, 1993, an
               Eighth Supplemental Loan Agreement
                dated as of December 1, 1993, a
               Ninth Supplemental Loan Agreement
                dated as of February 1, 1995, a
               Tenth Supplemental Loan Agreement
                dated as of January 1, 1996, an
              Eleventh Supplemental Loan Agreement
              dated as of January 15, 1996 and a
              Twelfth Supplemental Loan Agreement
                  dated as of December 1, 1996

                       TABLE OF CONTENTS


Section 1.  Definitions. . . . . . . . . . . . . . . . . . . . . . .    1
Section 2.  Amendments to Original Loan Agreement. . . . . . . . . .    2
Section 3.  Severability . . . . . . . . . . . . . . . . . . . . . .    3
Section 4.  Counterparts . . . . . . . . . . . . . . . . . . . . . .    3
Section 5.  Captions . . . . . . . . . . . . . . . . . . . . . . . .    3
Section 6.  Governing Law. . . . . . . . . . . . . . . . . . . . . .    3
Section 7.  Binding Effect . . . . . . . . . . . . . . . . . . . . .    4
Section 8.  Obligations of the Company Under the Indenture . . . . .    4

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             THIRTEENTH SUPPLEMENTAL LOAN AGREEMENT


     This Thirteenth Supplemental Loan Agreement dated as of August 1, 1998 (the "Thirteenth Supplemental Loan Agreement") is between the Business Finance Authority of the State of New Hampshire, a body politic and corporate (previously named The Industrial Development Authority of the State of New Hampshire) established under Chapter 162-A:3 of the Revised Statutes of the State of New Hampshire (the "Authority"), and New England Power Company, a corporation organized and existing under the laws of The Commonwealth of Massachusetts (the "Company"). The Authority is authorized by Chapter 162-I of the Revised Statutes of the State of New Hampshire (the "Act") to finance pollution control facilities through the issue of its industrial revenue bonds. The purpose of this Thirteenth Supplemental Loan Agreement is to amend a Loan Agreement between the Authority and the Company dated as of November 15, 1983 (the "Original Loan Agreement"), to which this instrument is supplemental.

     It is hereby agreed as follows:

     Section 1. Definitions. For purposes hereof, the following words shall have the following meanings:

     "Loan Agreement" means the Original Loan Agreement as amended and supplemented by the First Supplemental Loan Agreement dated as of April 1, 1986, the Second Supplemental Loan Agreement dated as of August 1, 1988, the Third Supplemental Loan Agreement dated as of April 1, 1989, the Fourth Supplemental Loan Agreement dated as of November 1, 1990, the Fifth Supplemental Loan Agreement dated as of June 15, 1991, the Sixth Supplemental Loan Agreement dated as of January 1, 1993, the Seventh Supplemental Loan Agreement dated as of October 1, 1993, the Eighth Supplemental Loan Agreement dated as of December 1, 1993, the Ninth Supplemental Loan Agreement dated as of February 1, 1995, the Tenth Supplemental Loan Agreement dated as of January 1, 1996, the Eleventh Supplemental Loan Agreement dated as of January 15, 1996, the Twelfth Supplemental Loan Agreement dated as of December 1, 1996 and this Thirteenth Supplemental Loan Agreement.

     "Fourteenth Supplemental Indenture" means the Fourteenth Supplemental Indenture between the Authority and State Street Bank and Trust Company, as Trustee, dated as of August 1, 1998, supplementing and amending the Trust Indenture between the Authority and said Trustee (as successor to BayBank Middlesex) dated as of November 15, 1983 (the "Original Indenture" and, as supplemented and amended by the First Supplemental Indenture dated as of April 1, 1986, the Second Supplemental Indenture dated as of August 1, 1988, the Third Supplemental Indenture dated as of April 1, 1989, the Fourth Supplemental Indenture dated as of November 1, 1990, the Fifth Supplemental Indenture dated as of June 15, 1991, the Sixth Supplemental Indenture dated as of January 1, 1993, the Seventh Supplemental Indenture dated as of October 1, 1993, the Eighth Supplemental Indenture dated as of December 1, 1993, the Ninth Supplemental Indenture dated as of July 1, 1994, the Tenth Supplemental Indenture dated as of February 1, 1995, the Eleventh Supplemental Indenture dated as of January 1, 1995, the Twelfth Supplemental Indenture dated as of January 15, 1996, the Thirteenth Supplemental Indenture dated as of December 1, 1996, and the Fourteenth Supplemental Indenture, the "Indenture").
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     Capitalized terms which are not defined herein but which are defined in the Original Loan Agreement shall have the respective meanings attributed to them therein.

     Section 2. Amendments to Original Loan Agreement. Upon the surrender to the Company of the General and Refunding Mortgage Bonds held by the Trustee pursuant to Section 16A of the Original Indenture (as added by the Thirteenth Supplemental Indenture and amended by the Fourteenth Supplemental Indenture), the Loan Agreement shall be amended as follows:

     A.   Section 6(c) of the Original Loan Agreement shall read as follows:

          (c) Maintenance of Corporate Existence; Assignment of Rights and Obligations; Qualification in New
     Hampshire. It will maintain its corporate existence and will not dissolve, merge or consolidate into another corporation, or permit one or more other corporations to merge into it, unless the successor corporation assumes in writing the Company's obligations under the Loan
     Agreement and the Indenture. The Company may assign its rights and obligations under this Agreement with respect to all or any series or subseries of the Bonds on or after the date of a mandatory tender of all of the affected Bonds for purchase pursuant to Section 2.09 of the Fourth Supplemental Indenture (including the mandatory tender upon which the General and Refunding
     Mortgage Bonds are surrendered by the Trustee), provided that the assignee of such rights and obligations is a member of the same affiliated group within the meaning of Code sec. 1504 and such assignee assumes in writing all of the Company's obligations under the Loan Agreement and the Indenture with respect to the affected Bonds. The
     Company shall not dispose of all or substantially all of its assets, unless either (i) the transferee of such assets assumes in writing the Company's obligations under the Loan Agreement and the Indenture or (ii) such disposition occurs on or after the date of a mandatory tender for purchase of all of the affected Bonds pursuant to Section 2.09 of the Fourth Supplemental Indenture. Any such assignment of rights and obligations under this Agreement or disposition of assets occurring after the date of mandatory tender referenced in the two preceding sentences may only occur if the Bondholders purchasing the affected Bonds on or after such mandatory tender date were informed on or before the applicable date of purchase, either through a remarketing circular, official statement or other disclosure document or information, of the proposed assignment or disposition. Compliance with the preceding sentence shall be conclusively evidenced by a certificate of the Company delivered to the Authority and the Trustee no later than the effective date of the proposed assignment or disposition to the effect that the Company has complied with the applicable requirements of such preceding sentences. So long as the Bonds are outstanding, the Company (including any successor, assignee, or transferee under this Section 6(c)) shall at all times either be organized under the laws of New Hampshire or qualified to do business therein and shall at all times be in good standing in New Hampshire.

     B. Section 6 of the Original Loan Agreement is amended by adding at the end thereof the following new subsection:

          (e) Liens. The Company will not incur, issue, assume, create or suffer to exist any lien on or with respect to any of its properties or assets, whether now owned or hereafter acquired, or assign any right to receive income, other than Permitted Liens, as hereinafter defined, unless such lien is extended to also secure the Company's obligations with respect to the Bonds on a parity basis. For purposes of this subsection, "Permitted Liens" shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for taxes, assessments and governmental charges or levies to the extent not required to be paid or to the extent any such tax, assessment, charge or claim is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.; (b) liens imposed by law, such as materialmen's , mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely effect the use of such property for its present purposes; (e) liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings; and (f) purchase money liens upon or in any real property or equipment acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or equipment or to secure debt incurred solely for the purpose of financing the acquisition of such property or equipment, or liens existing on such property or equipment at the time of its acquisition (other than any such liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the lien being extended, renewed or replaced.

     Section 3. Severability. In the event that any provision of this Thirteenth Supplemental Loan Agreement shall be held to be invalid in any circumstance, such invalidity shall not affect any other provisions or circumstances.

     Section 4. Counterparts. This Thirteenth Supplemental Loan Agreement may be executed and delivered in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute one and the same instrument.

     Section 5. Captions. The captions in this Thirteenth Supplemental Loan Agreement are for convenience only and shall not affect the construction hereof.

     Section 6. Governing Law. This instrument shall be governed by the laws of The State of New Hampshire.

     Section 7. Binding Effect. This Thirteenth Supplemental Loan Agreement shall inure to the benefit of and be binding on the Authority and the Company and their respective successors and assigns (including, without limitation, the Trustee as grantee and assignee under the Indenture in accordance with all the terms thereof and hereof).

     Section 8. Obligations of the Company Under the Indenture. The Company hereby assumes and agrees to perform all of the obligations imposed upon it under the Indenture and shall be entitled to all rights and benefits granted to it or on its behalf thereunder.

     IN WITNESS WHEREOF, the parties have caused this Thirteenth Supplemental Loan Agreement to be duly executed and their respective seals to be hereunto affixed, all as of the date first above written.

                              BUSINESS FINANCE AUTHORITY OF THE STATE
                              OF NEW HAMPSHIRE

[Seal]

                              By:______________________________
                                   Executive Director


                              NEW ENGLAND POWER COMPANY

[Seal]
                                  s/ John G. Cochrane
                              By:______________________________
                                   Treasurer

Attest:

    s/ Kirk L. Ramsauer
_____________________________
     Assistant Clerk